EXHIBIT 10.37

ACREAGE CONTRIBUTION CONTRACT

Kupcake Area
North Slope, Alaska

THIS CONTRACT, entered into effective on January 23, 2008 ("Effective Date"), between TRUE. NORTH ENERGY CORP. ("True North"), with an office in Houston, Texas, hereinafter referred to as "Farmor" and SAVANT ALASKA, LLC ("Savant") with an office in Denver, Colorado, hereinafter sometimes referred to as "Operator."

WITNESSETH, THAT:

WHEREAS, Farmor is the owner of one hundred percent (100%) working interest in that certain State of Alaska Oil and Gas Lease ADL-390839 dated March 1, 2007 ("Lease"); and,

WHEREAS, said Lease is made subject to this Contract insofar and only insofar as said Lease covers the following described lands situated in:

Township 11 North, Range 17 East. Umiat Meridian, Alaska
Section 25: N2NE, SENE

Sometimes referred to herein as "Farmout Lands"; and,

WHEREAS, said Farmout Lands are hereinafter sometimes referred to as the "Lease Acreage"; and,

WHEREAS, Farmor has agreed to assign to Operator and Operator has agreed to accept from Farmor an assignment covering certain interests in the Farmout Lands, on the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and agreements hereinafter contained, to be performed by the parties hereto, it is agreed between the parties as follows:

1. TEST WELL

1.1 Test Well: On or before March 15, 2008, Operator shall commence the actual drilling of a test well (hereinafter the "Test Well") at a lawful location of its choice in the NE of Section 29, Township 11 North, Range 18 East, Umiat Meridian, Alaska. Said Test Well shall be drilled diligently, without unnecessary delay, and in a workmanlike manner to a depth of 11,000 feet or to a depth sufficient to test the Cretaceous Kemik formation,. whichever depth is the lesser, and shall be production tested, and plugged and abandoned in accordance with all applicable laws, rules and regulations, and this Contract.

1.2 References to "Test Well". For all purposes of this Contract, the term "Test Well" shall also apply to the drilling of a Substitute Well ("Substitute Well") as provided in 1.3 below.

1.3 Substitute Well. If Operator discontinues drilling the Test Well before the depth requirement is satisfied because of encountering impenetrable substances, heaving shale, excessive salt, mechanical conditions, or because of other conditions which make further drilling impracticable and which Operator, after a diligent effort, is unable to overcome, Operator shall have the right, but not the obligation, to drill a Substitute Well in the same quarter section in which the discontinued well was located, provided the actual drilling of said Substitute Well is commenced not later than three hundred sixty-five (365) days after the abandonment of the discontinued well.

The Substitute Well shall be drilled in the manner and to the depth specified for the Test Well. If the Substitute Well is commenced, drilled, production tested, and plugged and abandoned as herein provided, Operator shall be deemed to have complied with this Contract to the same extent as if the Test Well had been commenced, drilled, production tested, and plugged and abandoned in accordance herewith.

2. TITLES

The rights granted Operator under this Contract are granted without warranty of title. Upon request, Farmor shall furnish to Operator such abstracts or other evidence of title as it has in its files, together with photostats of the basic Lease and any intermediate assignment(s) thereof, but there shall be no obligation on the part of Farmor to purchase new or supplemental abstracts. Operator shall furnish to Farmor, without cost, copies of all title opinions acquired by Operator covering the Lease Acreage.

2.1 Deed of Trust. Reference is made to that certain deed of trust dated September 17, 2007 ("DOT") granted by True North to First American Title Insurance Company (Trustee) for the benefit of Valens U.S. SPV I, LLC (Beneficiary). Prior to the delivery of any well information by Operator to True North as provided in Paragraph 6 herein, True North shall secure a Subordination Agreement, which will document that the DOT is subordinate to this Contract so that the interest earned by Operator in the Lease Acreage is free and clear of lien imposed by said DOT. True North shall provide Operator with a copy of said Subordination Agreement.

2.2 Consents. Except for governmental consents and approvals of assignment that are customarily obtained after assignment, True North represents and warrants that there are no pre-emptive rights or consents to assignment burdening the Lease Acreage.

3. EARNING; ASSIGNMENT

If Operator fails to drill the Test Well to the required depth, in the manner and time herein provided, then Operator shall be deemed to have forever relinquished its right to acquire any interest in Farmor's Lease Acreage under this Contract.

If Operator drills the Test Well to the required depth, in the manner and time herein provided, submits evidence thereof, and otherwise complies with and performs all other terms, covenants, and conditions hereof, then Operator shall earn and be entitled to receive from Farmor an assignment, effective from the date of the release of the rotary rig from the Test Well, covering an undivided seventy-five percent (75%) of 8/8ths working interest and a proportionate (in accordance with Farmor's assigned working interest) seventy-eight and one-third percent (78.33%) net revenue interest in the Farmout Lands, limited to those depths and formations lying between the surface and the stratigraphic equivalent of 100 feet below the total depth drilled in the Test Well. Any assignment earned by Operator shall be without warranty of title; shall be subject to all of the expressed and implied terms of the Lease and any prior assignment(s) thereof, which will be assumed by Operator to the extent of the assigned interests; and shall be in the form of a State of Alaska Assignment Of Interest In Oil And Gas Lease. True North shall provide to Operator such assignment within thirty (30) days from the date that the rotary rig is released from the Test Well.

4. COST OF TEST WELL

The entire cost, expense, and risk of drilling, production testing, and plugging and abandoning the Test Well shall be borne by Operator, it being understood that the risk to be borne by , Operator shall include, but shall not be limited to, any claim. demand, action, cause of action, judgment, attorney's fee or expense of investigation or litigation, for injury to or loss or destruction of property, or for injury to or death of any person arising out of or in connection with the drilling of the Test Well, whether through an act or omission of a party to this Contract, or otherwise.

5. OPERATING AGREEMENT

The Operating Agreement ("Operating 'Agreement") attached hereto as Exhibit "1" shall govern the rights and obligations of the parties to this Contract as to all Lease Acreage in which Operator earns an interest from Farmor hereunder, The Operating Agreement shall become effective, irrespective of its execution by the parties, as and from the date on which the rotary rig is released from the Test Well.

If Farmor and Operator enter into an operating agreement between themselves and/or with any third party covering drilling and operations on the Lease Acreage or on other lands and leases which are pooled, unitized, or spaced with the Lease Acreage, then such other operating agreement shall supersede the Operating Agreement issued hereunder as to the rights and obligations of the parties with respect to such drilling and operations. During the term of such other operating agreement, the Operating Agreement hereunder shall continue to govern the rights and obligations of the parties as to the balance of the lands and depths covered by the Operating Agreement. At such time, if ever, that such other operating agreement shall terminate, or any portion of the Lease Acreage is released therefrom, then the Operating Agreement issued hereunder shall again become effective as to such lands and depths; it being the intent of the parties that there shall never be a time when any portion of the Lease Acreage earned by Operator hereunder is not subject to an Operating Agreement between Farmor and Operator.

6. TEST WELL INFORMATION

Subject to Paragraph 2.1 herein, Farmor shall receive from Operator, well information from the Test Well as stated in ,Article 5.9 of the Operating Agreement. The information and data obtained under this Contract shall remain strictly confidential by Farmor and shall not be provided to any third party, including, but not limited to, geological and reservoir information; originals and copies of logs; core and core analysis; and' all other well information including, but not limited to, drilling information, production tests, results of the Test Well, and any operation conducted under this Contract, except data or information that becomes public other than by breach of this Contract or as agreed to in writing by the Operator.

7. INSURANCE

As to all operations on the Lease Acreage, Operator shall secure and maintain insurance in full force and effect as provided in Exhibit "B" of the Operating Agreement.

8. LAWS AND REGULATIONS

Operator shall comply with and conduct its operations on the Lease Acreage in accordance with the Lease and any intervening assignment(s) and all applicable laws, ordinances, rules, regulations, and orders of all governmental authorities having jurisdiction thereof, including the provisions of the Equal Opportunity Supplement attached as Exhibit "D" to the Operating Agreement.

9. DELAY RENTALS; SHUT-IN WELL PAYMENTS

Farmor shall pay all delay rentals and shut-in well payments which become due and payable on the Lease Acreage. Operator shall reimburse Farmor for its proportionate share of such payments attributable to the Farmout Lands without regard to different ownership in various depths.

Either party may give the other party notice in writing at least sixty (60) days prior to the rental or shut-in payment due date that such party does not desire to have such payment made for its account. In such event, the party who elects not to continue the Lease in full force and effect by the payment of such rental or shut-in payment, shall assign to the other party any interest which it may have in the Lease or part thereof which is affected.

10. ADDITIONAL PROVISIONS

10.1 Rights Reserved By Farmor. With respect to the Lease assigned or to be assigned hereunder, Farmor reserves all rights; horizons, strata and formations which are not affected by this Contract, including, but not limited to, the right to the concurrent use of the surface and the right to drill through the covered intervals.

10.2 Surrender of Lease. Operator shall not release, surrender, abandon, or allow to expire any of its interest in and to the Lease Acreage without giving Farmor at least sixty (60) days written notice prior to any such contemplated action, and if Farmor so desires, Operator shall reassign the affected interest within fifteen (15) days from the date it receives request from Farmor to do so.

11. SUBSEQUENTLY-CREATED INTERESTS

Operator's rights of assignment under this Contract shall be free and clear of all liens, claims, add encumbrances, and all overriding royalties, production payments, net profit obligations, carried working interests, and other payments out of or with respect to production, or . any other obligations created, assigned, or incurred by Farmor, excluding only the Lessor's royalty upon the Lease to be assigned hereunder and overriding royalties in existence and of record on the Effective Date of this Contract.

12. NOTICES

Except as herein otherwise expressly provided, any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given only when received by the party to whom the same is directed as follows:

Savant Alaska, LLC 730 17th Street, Suite 410 Denver, Colorado 80202 Attn: Larry Lillo Phone: (303) 592-1905 (ext. 124) Fax: (303) 531-7109 llillo@savantresources.com	True North Energy Corp. 1200 Smith Street, 16th Floor Houston, Texas 77002 Attn: John Folnovic Phone: (832) 295-0741 Fax: (832) 553-7244 john@tnecorp.com

Each party may change its address, telephone number, fax number or email address for any or all purposes by notifying the other party of such change in writing. The return receipt of the United States Post Office or fax confirmation shall be proof of the date and time of receipt of notice.

13. EFFECT OF AGREEMENT

The terms, covenants, and conditions of this Contract shall be binding upon and shall inure to the benefit of Farmor and Operator as well as their respective successors and assigns; and said terms, covenants, and conditions shall be covenants running with the Lease Acreage and with each transfer of said Lease Acreage.

14. CONFLICTS

If any conflict or inconsistency arises between the terms and conditions of this Contract and the Operating Agreement, then the terms and conditions of this Contract shall prevail.

15. MERGER INTEGRATION

This writing is intended by the parties as a complete and final statement of the agreement, and supersedes any prior oral or written statements or agreements.

At Operator's option, this Contract shall be void unless it is fully executed by Farmor and returned to Operator on or before February 8, 2008.

IN WITNESS WHEREOF, the parties hereto have executed this Contract effective as of the date first above written.

SAVANT ALASKA, LLC
By: Savant Resources LLC, Its Manager
By: Savant Operating Company, Its Manager

By:	/s/ Patterson Shaw
Patterson Shaw
President

TRUE NORTH ENERGY CORP.

By:	/s/ John Folnovic
John Folnovic
President

Date: January 29, 2008